Exhibit 99.2

The following sets forth the risk factors of Coventry Health Care, Inc. (“Coventry”) and its subsidiaries described in Part II, Item 1A in Coventry's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013 and filed with the SEC on May 1, 2013, which is incorporated by reference in Aetna Inc.'s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013.

In this Exhibit 99.2, “we”, “our”, “us”, and “the Company” refer to Coventry and its subsidiaries.

Part II, Item 1A in Coventry's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013 and filed with the SEC on May 1, 2013
With the exception of the new risk factor below related to federal spending cuts, there have been no material changes with respect to the risk factors disclosed in our Annual Report on Form 10-K for the year ended December 31, 2012.

We may be adversely affected by changes in government funding related to the automatic spending cuts that are occurring due to federal sequestration.

The Budget Control Act of 2011 (the “BCA”) requires automatic spending reductions of $1.2 trillion for federal fiscal years 2013 through 2021, minus any deficit reductions enacted by Congress and debt service costs. However the percentage reduction for Medicare may not be more than 2% for a fiscal year, with a uniform percentage across all Medicare programs. In addition, some programs, such as Medicaid, are exempt from the reductions. These BCA-mandated spending cuts are commonly referred to as “sequestration.” Sequestration began on March 1, 2013, and CMS began imposing a 2% reduction on Medicare funding to Medicare Health Plans as of April 1, 2013. Unless Congress and the President take action and reach an agreement to change the law, federal spending will be subject to sequestration until the end of federal fiscal year 2021.

The full effect of sequestration on our operations is uncertain. We cannot predict with certainty whether changes to Medicare funding will have an adverse effect on our business or results of operations or our ability to reduce related provider payments to offset such changes to Medicare funding. We are also unable to predict what other deficit reduction initiatives may be proposed by Congress or whether Congress will attempt to restructure or suspend sequestration.